Exhibit 10.19

SUPPLEMENTAL DIRECTOR

RETIREMENT PLAN

CRESCENT BANK AND TRUST COMPANY

Jasper, Georgia

Effective September 1, 2007

SUPPLEMENTAL DIRECTOR RETIREMENT PLAN

This Supplemental Director Retirement Plan (the “Plan”) is effective as of September 1, 2007. This Plan formalizes the agreements by and between CRESCENT BANK AND TRUST COMPANY (the “Bank”), a state chartered commercial bank, and certain directors, hereinafter referred to as “Director(s)”, who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Director Retirement Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank. This Plan replaces the individual Director Supplemental Retirement Plan Agreements between the Bank and Directors and is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section. Any reference herein to the “Company” shall mean CRESCENT BANKING COMPANY. The Company shall be a signatory to this Plan for the sole purpose of guaranteeing the Bank’s performance hereunder.

WITNESSETH:

WHEREAS, Directors serve on the Board of Directors of the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Directors and wishes to encourage their continued service and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank and each Director previously entered into an Director Supplemental Retirement Plan Agreement pursuant to which the Bank offered Director an “indexed retirement benefit” (collectively, such agreements are referred to as an “Indexed Retirement Plan”; and

WHEREAS, the Bank finds the so-called “Indexed Retirement Plan” cumbersome and difficult to administer and has determined that it generally fails to provide the level of retirement benefit expected by Directors; and

WHEREAS, the Bank desires to replace the Indexed Retirement Plan with a Supplemental Director Retirement Plan for current Directors in order to modify the plan design into a “defined benefit” arrangement that provides greater certainty to Directors as to benefits available at retirement and to bring it into compliance with new Section 409A of the Internal Revenue Code (“Code”); and

WHEREAS, the Bank has adopted this Supplemental Director Retirement Plan which controls all issues relating to Supplemental Retirement Benefits as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Director agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means that portion of the Supplemental Retirement Benefit which is expensed and accrued under generally accepted accounting principles (GAAP).

1.2	“Administrator” means the Bank and/or its Board.

1.3	“Bank” means CRESCENT BANK AND TRUST COMPANY and any successor thereto.

1.4	“Beneficiary” means the person or persons (and their heirs) designated by a Director as the Beneficiary to whom the deceased Director’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator. If no Beneficiary is so designated, then Director’s Spouse, if living, will be deemed the Beneficiary. If Director’s Spouse is not living, then the Children of Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of Director will be deemed the Beneficiary.

1.5	“Benefit Age” shall be the birthday on which Director attains the age set forth in Director’s Joinder Agreement, on which he or she becomes entitled to the Supplemental Retirement Benefit.

1.6

“Benefit Eligibility Date” shall be the later of (1) the 1st day of the month following the month in which Director attains the Benefit Age, or (ii) the 1st day of the month following the month in which Director actually has a Separation from Service. Notwithstanding the above, the Director may elect in the Director’s Joinder Agreement that the Supplemental Retirement Benefit be paid to the Director on a the 1st day of the month following attainment of Benefit Age, without regard to whether the Director has a Separation from Service, and such date shall be the Benefit Eligibility Date, provided, however, that if a Director attains his or her Benefit Age in 2007, January 1, 2008 shall be the Benefit Eligibility Date.

1.7	“Board” shall mean the Board of Directors of the Bank, unless specifically noted otherwise.

1.8	“Cause” shall mean: (i) the willful and continued failure of Director to perform substantially Director’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Director, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Director by the Bank’s Board, which demand specifically identifies the manner in which such Board believes that Director has not substantially performed Director’s duties, or (ii) the willful engaging by Director in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank. For purposes of this provision, no act or failure to act, on the part of Director, shall be considered “willful” unless it is done, or omitted to be done, by Director in bad faith or without reasonable belief that Director’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Director in good faith and in the best interests of the Bank. The cessation of service of Director shall not be deemed to be for Cause unless and until there shall have been delivered to Director a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of the Bank at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Director and Director is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Director is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

1.9	A “Change in Control” of the Bank or the Company shall mean (1) a change in ownership of the Bank or the Company under paragraph (i) below, or (2) a change in effective control of the Bank or the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (iii) below:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(iii)	Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.10	“Children” means Director’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.11	“Code” means the Internal Revenue Code of 1986, as amended.

1.12	“Disability Benefit” means the monthly benefit payable to Director in accordance with Section 3.6 hereof following a determination that Director is disabled.

1.13	“Effective Date” of this Plan shall be September 1, 2007. As of the Effective Date, this Plan supersedes and replaces, with respect to current Directors, the Indexed Retirement Plan.

1.14	“Estate” means the estate of Director.

1.15	“Director” means a Director of the Bank or the Company who participates in the Plan by executing a Joinder Agreement.

1.16	“Interest Factor,” unless specifically designated otherwise in this Subsection or in another place in this Plan, means monthly compounding or discounting, as applicable, at six percent (6%). For purposes of determining the present value of the amount necessary to contribute to a rabbi trust to fund Director’s benefit in the event of a Change in Control, the Interest Factor shall mean 120% of the semiannual applicable federal rate (AFR) as determined under Code Section 1274(d).

1.17	“Joinder Agreement” means the Supplemental Director Retirement Plan Joinder Agreement between Director and the Bank which sets forth the particulars of Director’s Supplemental Retirement Benefit and/or other benefits to which Director or Director’s Beneficiary become entitled under the Plan.

1.18	“Payout Period” means the time frame during which benefits payable hereunder shall be distributed. Unless otherwise set forth herein or in Director’s Joinder Agreement, payments generally shall be made in monthly installments for 180 months commencing within thirty (30) days following the occurrence of the event which triggers distribution or as set forth in the applicable Section hereof, or if Director is a Specified Employee and the distribution is due to Separation from Service (other than due to death or Disability), commencing on the first business day of the seventh month following such Separation from Service and continuing for the period set forth in Director’s Joinder Agreement. For purposes of Code Section 409A, the payments due hereunder shall be deemed a single payment. If elected by Director upon execution of the Joinder Agreement, an Director’s (or Beneficiary’s) benefit may be paid in a single lump payment.

1.19	“Plan Year” shall mean the calendar year.

1.20	“Separation from Service” (or “Separate from Service”) means Director’s death, retirement or other termination of service with the Bank within the meaning of Code Section 409A. The determination of whether an Director has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.21	“Spouse” means the individual to whom Director is legally married at the time of Director’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Director is legally married at the time of death if Director and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.22	“Supplemental Retirement Benefit” means an annual amount (before taking into account federal and state income taxes) payable commencing at Director’s Benefit Age equal to the amount set forth in Director’s Joinder Agreement. The Supplemental Retirement Benefit shall be payable in monthly installments throughout the Payout Period, or if elected by Director, in a lump sum. Notwithstanding anything herein to the contrary, in the event of a Change in Control, and assuming that the conditions set forth in Section 3.4 hereof have been satisfied, Director shall be entitled to the Supplemental Retirement Benefit.

1.23	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in Director’s Joinder Agreement.

SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to Directors and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be equal to the full present value of all benefit accruals under this Plan, if any, less: (i) previous contributions made on behalf of Director to the rabbi trust, and (ii) earnings to date on all such previous contributions. In the event of a Change in Control, the Bank shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the present value (applying the Interest Factor applicable to a Change in Control) of an amount sufficient to fully fund the Supplemental Retirement Benefit for each Director covered by this Plan.

SECTION III

BENEFITS

3.1	Retirement Benefit. If Director is in service with the Bank until reaching his Benefit Age, Director shall be entitled to the Supplemental Retirement Benefit. Such benefit shall commence on the Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period, unless Director has elected a lump sum payment at the time of execution of the Joinder Agreement. In the event Director dies at any time after attaining his Benefit Age, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Survivor’s or Death Benefit.

(a)	If Director dies prior to Separation from Service, Director’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence within thirty (30) days of Director’s death and shall be payable in monthly installments throughout the Payout Period. Notwithstanding the foregoing, Director may elect at the time of execution of Director’s Joinder Agreement to have the present value of the Survivor’s Benefit paid in a lump sum payment commencing within thirty (30) days of Director’s death. The lump sum payment payable to Director’s Beneficiary shall be the present value of the monthly installments otherwise payable.

(b)

If Director dies following Separation from Service but prior to the commencement of benefit payments to Director, Director’s Beneficiary shall be entitled to the payment of the amount otherwise payable to Director under the applicable Sub-section of this Section ID, commencing within thirty (30) days of Director’s death and payable, except in the case of a Separation from Service under Section 3.3 hereof, in monthly installments over the Payout Period. Notwithstanding the foregoing, a Director may elect at the time of execution of

Director’s Joinder Agreement to have the present value of such amount paid in a lump sum payment to his or her Beneficiary.

3.3	Voluntary or Involuntary Separation from Service Prior to Benefit Age. If Director has a voluntary or involuntary Separation from Service prior to the attainment of Benefit Age, Director shall be entitled to Director’s Accrued Benefit, determined at set forth herein. The Accrued Benefit, determined at Director’s Separation from Service, shall be increased annually by the Interest Factor until Benefit Age (such annually increased amount shall become the “Accrued Benefit”). Thereafter, the Accrued Benefit shall be paid in a lump sum payment at Director’s Benefit Eligibility Date. In the event Director dies prior to his or her Benefit Age, or prior to the payment of the amount due hereunder, the Bank shall pay Director’s Accrued Benefit, determined at the time of his death, in a lump sum payment within thirty (30) days of Executive’s death.

3.4	Benefit Payable Following a Change in Control.

(a)	If a Change in Control occurs prior to a Director’s Separation from Service, a Director shall be entitled to the full Supplemental Retirement Benefit. Each Director may elect to receive the full Supplemental Retirement Benefit in monthly installments over the Payout Period commencing at Executive’s Benefit Ag or in a lump sum payment equal to the present value of Director’s benefit, payable either at Director’s Benefit Age or within 30 days following the Change in Control (without consideration to Separation from Service), provided, however, that such alternative form of distribution shall be the discounted present value of the monthly installments payable at Director’s Benefit Age, and provided further, that for purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such, election, if made, shall be made upon initial entry into the Plan.

(b)	In the event that Director dies at any time following a Change in Control, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to Director’s Beneficiary the amounts otherwise due to Director. If payments have not commenced to Director, the Beneficiary shall be entitled to Director’s full Supplemental Retirement Benefit, payable within thirty days of Director’s death in accordance with Section 3.2(b) hereof.

3.5	Termination for Cause. If Director is terminated for Cause, all benefits under this Plan shall be forfeited by Director and Director’s participation in this Plan shall become null and void.

3.6	Disability Benefit. Notwithstanding any other provision hereof, if Director terminates service due to Disability prior to his or her Benefit Age, Director shall be entitled to receive the Disability Benefit hereunder. Director shall be deemed to be “Disabled” or to have a “Disability” in any case in which it is determined:

(a)	by a duly licensed physician selected by the Bank, that Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;

(b)	by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, that the Director is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Director’s employer; or

(c)	by the Social Security Administration, that Director is totally disabled.

The Disability Benefit shall be equivalent to Director’s Accrued Benefit at time of Disability, increased annually by the Interest Factor until Director’s Benefit Eligibility Date (such increased amount to become the “Accrued Benefit” for all purposes hereunder). At Director’s Benefit Eligibility Date, the Accrued Benefit shall be annuitized, using the Interest Factor, and shall be paid over the Payout Period commencing at the later of age 65 or the date the Disability is determined. At Director’s request, the Disability Benefit may be paid in a lump sum payment within thirty (30) days of the Disability determination, provided that the election of payment in a lump sum is made at the time of execution of Director’s Joinder Agreement. In the event Director dies after the Disability Benefit has commenced but before it is fully paid, Director’s Beneficiary shall receive the remainder of the payments over the remaining Payout Period. In the event Director dies at any time after termination of service due to Disability but prior to commencement of the Disability Benefits, the Bank shall pay Director’s Accrued Benefit (determined at the time of Director’s death) to Director’s Beneficiary in accordance with the provisions of Section 3.2(b) hereof.

3.7	Additional Death Benefit - Burial Expense. In addition to the above-described death benefits, upon Director’s death, Director’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of Director. Such death benefit shall be payable within thirty (30) days of Director’s death. Director’s Beneficiary shall not be entitled to such benefit if Director is terminated for Cause prior to death.

SECTION IV

BENEFICIARY DESIGNATION

Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

DIRECTOR’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Director be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Director, any Beneficiary, or any other person claiming through Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. Director, the Beneficiary, or any other person claiming through Director, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VI

ADMINISTRATION & CLAIMS

6.1	Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the service of advisors and the delegation of ministerial duties to qualified individuals.

6.2	Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to Director (or to his Beneficiary in the case of Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VII

MISCELLANEOUS

7.1	No Effect on Service Rights. Nothing contained herein will confer upon Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Director without regard to the existence of the Plan.

7.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of Georgia.

7.3

Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Director to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4	Incapacity of Recipient. In the event Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5	Unclaimed Benefit. Director shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Director is not made known to the Bank, the Bank shall delay payment of Director’s benefit payment(s) until the location of Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for Director until the expiration of five (5) years. Upon expiration of the five (5) year period, the Bank may discharge its obligation by payment to Director’s Beneficiary. If the location of Director’s Beneficiary is not known to the Bank, Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

7.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8	Suicide. Notwithstanding anything to the contrary in this Plan, if an Director’s death results from suicide, whether sane or insane, within twenty-six (26) months after the execution of his Joinder Agreement, the maximum benefit payable to Director’s Beneficiary will be Director’s Accrued Benefit at the time of his or her death.

7.9	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Director, his successors, heirs, executors, administrators, and Beneficiaries.

7.10

Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(l)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Director to the Bank; (vii) in satisfaction of certain bona fide disputes between Director and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.12	12 U.S.C. § 1828(k). Any payments made to Director pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

7.13	Payment of Service and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay service-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409 A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

SECTION VIII

AMENDMENT/TERMINATION

8.1	This Plan shall not be amended or modified at any time, in whole or part, without the mutual written consent of Director and the Bank, except to the extent necessary to comply with applicable laws.

8.2	Termination of Plan.

(a) Partial Termination. The Board may partially terminate the Plan by freezing future accruals if, in its judgment, the tax or accounting effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank, provided, however, the Plan may not be terminated following a Change in Control unless the Directors consent.

(b) Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Director his benefit as if Director had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)	The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred under the Plan (e.g., the Accrued Benefit) are included in Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)

The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Director and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. Following the termination of the Plan, the amount payable to Director shall be the amount to which Director is entitled upon a Change in Control, as set forth in Director’s Joinder Agreement.

SECTION IX

EXECUTION

9.1	This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

9.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on this 20 day of September, 2007.

ATTEST:	CRESCENT BANK AND TRUST COMPANY

/s/ Janie Whitfield	By:	/s/ J. Donald Boggus, Jr.
Secretary	Title:	CEO

ATTEST:	CRESCENT BANKING COMPANY

/s/ Charles A. Gehrmann	By:	/s/ J. Donald Boggus, Jr.
Secretary	Title:	CEO